EXHIBIT 10.44

JONES APPAREL GROUP, INC.
1411 BROADWAY, NEW YORK, NEW YORK  10018

July 18, 2008

Christopher Cade
1825 Jenkins Drive
Easton, PA 18040

        Re: Amendment No. 1 to Employment Agreement

Dear Chris:

        Reference is made to your Employment Agreement dated December 5, 2007 (the "Employment Agreement") by and between you and Jones Apparel Group, Inc. (the "Company"). All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

        This will confirm our agreement that, effective as of the date hereof, the terms and conditions of the Employment Agreement are hereby amended as follows:

        1. Section 15 of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 15:

"15. Effect of Section 409A of the Internal Revenue Code of 1986, as Amended (the "Code"). Notwithstanding anything in this Agreement to the contrary, the following rules shall apply to all or any portion of any payment or benefit payable under this agreement as a result of termination of your employment that is not exempted from Section 409A ("409A Severance Compensation"), in order to prevent any accelerated or additional tax under Section 409A of the Code:

        (a) If the termination of your employment does not qualify as a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h) from the "Company's Controlled Group," then any 409A Severance Compensation will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Section 409A of the Code. For this purpose, the "Company's Controlled Group" means (i) the Company, (ii) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company and (iii) any trade or business (whether or not incorporated) which is under "common control" (as defined in Section 414(c) of the Code) with the Company.

Christopher Cade
July 18, 2008

        (b) If at the time of your separation from service, you are a "specified employee" as defined in Section 409A of the Code, then

        (i) the Company will defer the commencement of any 409A Severance Compensation (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A (the "409A Deferral Period");

        (ii) immediately following the expiration of the 409A Deferral Period, the Company will make a lump sum payment to you in an amount equal to the 409A Severance Compensation that you would have received during the 409A Deferral Period but for the application of clause (i) above; and

        (iii) any amounts payable to you following the expiration of the 409A Deferral Period shall be paid to you at the same time and in the same manner as set forth in this agreement.

        (c) The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 15."

        2. Except as otherwise set forth in this Amendment No. 1 to Employment Agreement, the Employment Agreement is ratified and confirmed in all respects and remains in full force and effect.

        Please acknowledge your agreement with the foregoing by signing the enclosed copy of this Amendment No. 1 to Employment Agreement and returning it to the Company in the manner directed by the Company.

Very truly yours, JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Wesley R. Card President and Chief Executive Officer

Agreed in all respects:

/s/  Christopher Cade
Christopher Cade